CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 14 to the registration statement on Form N-1A (File No. 33-26921) ("Registration Statement") of our report dated May 5, 2000, relating to the financial statements and financial highlights appearing in the March 31, 2000 Annual Report of Putnam Municipal Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Accountants and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
July 24, 2001